
FORM 5
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
[ ] Check this box if no longer                     WASHINGTON D.C. 20549
    subject to Section 16. Form
    4 or Form 5 obligations may      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).
[ ] Form 3 Holdings Reported
[ ] Form 4 Transactions Reported
            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1. Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol      |  6. Relationship of Reporting Person(s)
                                        |                                                  |      to Issuer
                                        |                                                  |         (Check all applicable)
  BLACK         BARBARA       AMIEL     |  HOLLINGER INTERNATIONAL INC. - HLR              |     __X__ Director   __X__ 10% Owner
-------------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)       (Middle)    | 3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
 C/O HOLLINGER INTERNATIONAL INC.       |    Security Number     |     Month/Year          |     VICE PRESIDENT, EDITORIAL
 401 NORTH WABASH, SUITE 740            |    of Reporting        |     F/Y/E 1998          |----------------------------------------
----------------------------------------|    Person (Voluntary)  |-------------------------|7. Individual or Joint/Group Filing
               (Street)                 |                        |                         |   (Check Applicable Line)
                                        |                        |  5. If Amendment,       | _X_ Form filed by One Reporting Person
                                        |                        |     Date of Original    | ___ Form filed by More than One
CHICAGO          IL              60611  |                        |     (Month/Year)              Reporting Person
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(City)          (State)          (Zip)  |
                                        |     TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                    |2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner-|7. Nature
   (Instr. 3)                           |  Date        |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                        |(Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially| Form:   | Indirect
                                        |  Year)       |               |                          | Owned at End| Direct  | Bene-
                                        |              |---------------|--------------------------| of Issuer's | (D) or  | ficial
                                        |              |       |       |        | (A)  |          | Fiscal Year | Indirect| Owner-
                                        |              |       |       |        |  or  |          | (Instr. 3   | (I)     | ship
                                        |              | Code  |   V   | Amount | (D)  |  Price   | and 4)      |(Instr.4)|(Instr.4)
----------------------------------------|--------------|---------------|--------|------|----------|-------------|---------|---------
  CLASS A COMMON STOCK                  |   5/25/98    |   P   |   4   |  100   |  A   |  $14.93  | 100         |    I    |   (1)
----------------------------------------|--------------|---------------|--------|------|----------|-------------|---------|---------
  CLASS A COMMON STOCK                  |   5/10/96    |   P   |   4   |   50   |  A   |  $11.63  | 50          |    I    |   (1)
----------------------------------------|--------------|---------------|--------|------|----------|-------------|---------|---------
  CLASS A COMMON STOCK                  |      -       |   -   |       |   -    |  -   |     -    | 10,708,218  |    I    |   (2)
----------------------------------------|--------------|---------------|--------|------|----------|-------------|---------|---------
  CLASS A COMMON STOCK                  |      -       |   -   |       |   -    |  -   |     -    | 18,749,186  |    I    |   (3)
----------------------------------------|--------------|---------------|--------|------|----------|-------------|---------|---------
  CLASS A COMMON STOCK                  |      -       |   -   |       |   -    |  -   |     -    | 9,600       |    I    |   (4)
----------------------------------------|--------------|---------------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
-------------------------------------------------------|---------------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
-------------------------------------------------------|---------------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
-------------------------------------------------------|---------------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly  or indirectly.                  (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-97)


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |   (Month/|  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |------------|------------------|Exer-  |tion    |  Title | Number of |
                        |             |          | Code | (V) |   (A)  |  (D)    |cisable|Date    |        | Shares    |
                        |             |          |      |     |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |      |     |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |      |     |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |      |     |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |      |     |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |      |     |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |      |     |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |      |     |        |         |       |        |        |           |
------------------------|-------------|----------|------------|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |      |     |        |         |       |        |        |           |
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9. Number of      |    10. Ownership Form  |       11. Nature of          |
   Derivative     |        of Derivative   |           Indirect           |
   Securities     |        Security:       |           Beneficial         |
   Beneficially   |        Direct (D)      |           Ownership          |
   Owned at End   |        or Indirect (I) |           (Instr. 4)         |
   of Fiscal Year |        (Instr. 4)      |                              |
   (Instr. 4)     |                        |                              |
                  |                        |                              |
------------------|------------------------|------------------------------|
                  |                        |                              |
------------------|------------------------|------------------------------|
                  |                        |                              |
------------------|------------------------|------------------------------|
                  |                        |                              |
------------------|------------------------|------------------------------|
                  |                        |                              |
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                  |                        |                              |
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Explanation of Responses:
(1) Reporting person's spouse purchased 100 shares and his son purchased 50 shares that were not timely reported on husband's Form 4s and which have now been reported on a Form 5. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that she is the beneficial owner of such securities for purposes of Section 16 or any other purpose.
(2) Owned by HI, which is controlled by Ravelston, which is indirectly controlled by
    CMB. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that she is the beneficial owner of such securities for purposes of Section 16 or any other purpose.
(3) Owned by 504468 N.B. Inc., a subsidiary of HI, which is controlled by Ravelston, which is indirectly controlled by CMB. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that she is the beneficial owner of such securities for purposes of Section 16 or any other purpose.
(4) Owned by Conrad Black Capital Corporation, which is controlled by CMB. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that she is the beneficial owner of such securities for purposes of Section 16 or any other purpose.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ Barbara Amiel Black       2/23/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                -----------------------    ------------
                                                                                           **Signature of                 Date
                                                                                             Reporting Person

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this                                       Page 2
form are not required to respond unless the form displays a currently valid OMB Number.                              SEC 2270 (7/96)